Item 77M DWS Capital
Growth VIP (a series of
DWS Variable Series I)

Registrant incorporates by
reference its Registration
Statement on Form N-14 filed on
March 12, 2009 (SEC Accession
No. 0001193125-09-052545).
A Special Meeting of
Shareholders of DWS Janus
Growth & Income VIP (the
"Portfolio") was held on April
13, 2009 at the offices of
Deutsche Asset Management,
345 Park Avenue, New York, NY
10154. The following matter was
voted upon by the shareholders of
said Portfolio (the resulting votes
are presented below):

1. Approving an Agreement and
Plan of Reorganization and the
transactions it contemplates,
including the transfer of all of the
assets of the Portfolio to DWS
Capital Growth VIP ("Capital
Growth"), in exchange for shares
of Capital Growth and the
assumption by Capital Growth of
all the liabilities of the Portfolio,
and the distribution of such
shares, on a tax-free basis for
federal income tax purposes, to
the shareholders of the Portfolio
in complete liquidation and
termination of the Portfolio.

Number of Votes:
For
Against
Abstain
9,061,667.460
321,646.835
769,831.603